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                                   EXHIBIT 11

                             THE LOEWEN GROUP INC.

                       COMPUTATION OF PER SHARE EARNINGS

                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

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                                                                         THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                                        --------------------  --------------------
                                                                          1996       1995       1996       1995
                                                                        ---------  ---------  ---------  ---------
Basic
  Net earnings........................................................  $  16,914  $  10,109  $  53,626  $  36,506
  Cumulative preferred share dividends................................     (2,410)        --     (6,433)        --
                                                                        ---------  ---------  ---------  ---------
  Net earnings available to Common shareholders.......................     14,504     10,109     47,193     36,506
  Weighted average shares outstanding.................................     58,956     47,909     55,960     44,353
  Basic earnings per share............................................  $    0.25  $    0.21  $    0.84  $    0.82
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Fully diluted
  Net earnings available to Common shareholders.......................  $  14,504  $  10,109  $  47,193  $  36,506
  Add: imputed earnings from dilutive options, net of tax effect......        138        257        431        599
                                                                        ---------  ---------  ---------  ---------
  Fully diluted net earnings..........................................  $  14,642  $  10,366  $  47,624  $  37,105
  Weighted average shares outstanding.................................     58,956     47,909     55,960     44,353
  Shares issuable upon assumed conversion of dilutive options.........        704      1,945        731      1,148
                                                                        ---------  ---------  ---------  ---------
  Fully diluted shares................................................     59,660     49,854     56,691     45,501
                                                                        ---------  ---------  ---------  ---------
  Fully diluted earnings per share....................................  $    0.25  $    0.20  $    0.84  $    0.82
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
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